EMERSON REPORTS THIRD QUARTER 2010 RESULTS
•	Third quarter sales increased 11 percent, to $5.6 billion
•	EPS from continuing operations increased 53 percent, to $0.78
•	Operating profit margin expanded 330 basis points to 18.0 percent
•	Full year EPS guidance raised to $2.60 to $2.70

ST. LOUIS, August 3, 2010 – Emerson (NYSE: EMR) today announced that net sales for the third quarter ended June 30, 2010 were $5.6 billion, an increase of 11 percent from the prior year quarter.  Underlying sales increased 7 percent, which excludes a 3 percent impact from acquisitions and a 1 percent impact from favorable currency exchange rates.  Growth resumed in the U.S. and Europe, up 11 percent and 9 percent, respectively.  Asia continued to grow, as it has each quarter this year, increasing 3 percent.
Earnings from continuing operations for the third quarter were $0.78 per share, increasing 53 percent compared with $0.51 last year.  Including discontinued operations, net earnings per share increased 51 percent, to $0.77.
“Global markets continue to recover, at a slower pace than previous economic cycles, but in-line with our expectations.  We expect this slow, but steady, recovery to continue for the next several years.  We do not expect a double-dip recession in our end markets.  This will be an environment where well-managed, global industrial companies can operate quite efficiently,” said Chairman, CEO and President David N. Farr.  “Our solid third quarter results prove the actions we’re taking to strengthen Emerson’s performance and accelerate growth in key markets around the world continue to be the right ones.  We delivered substantial improvements in sales, profits and margins during the quarter and have positive momentum globally as we finish out our fiscal year.”

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Gross profit margin and operating profit margin expansion were strong as a result of leverage on higher sales volume, new product and technology programs, and our aggressive global restructuring and repositioning efforts.  Gross profit margin improved to 39.2 percent compared with 36.1 percent in the prior year quarter, and operating profit margin increased to 18.0 percent, compared with 14.7 percent in the prior year period.  Pretax margin improved 4.8 points from 10.9 percent to 15.7 percent.

Business Segment Highlights
Process Management sales moved positive, up 2 percent in the quarter, which included a 1 percent underlying sales decrease, a 2 percent favorable impact from acquisitions and a positive currency impact of 1 percent.  Segment margin improved to 20.6 percent, increasing 5.8 points from 14.8 percent in the prior year quarter, driven primarily by cost reductions, positive mix, lower restructuring expense and foreign currency transactions.  Orders have continued to strengthen and project quoting activity has increased, although mega-projects are not expected to have an impact until later in 2011.  Process Management was recently selected as the main automation contractor for Shell’s floating LNG (liquefied natural gas) facility, potentially the world’s first floating LNG development.  Process Management also opened a $30 million global innovation center, including the world’s largest flow lab, to develop and test high-performance valves.
Industrial Automation sales increased 18 percent in the quarter with 16 percent underlying sales growth and a 2 percent favorable impact from acquisitions.  Sales growth resumed across all businesses and geographies in this segment. Segment margin increased 7.1 points to 12.8 percent, with positive impacts from volume leverage and aggressive cost reduction actions, compared with significant deleverage in the prior year quarter.
Network Power sales increased 7 percent in the quarter, including an underlying sales decline of 1 percent, a 7 percent favorable impact from the Avocent acquisition and a positive currency impact of 1 percent.  Growth remained solid in the

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earlier cycle embedded power business.  Sales in Asia weakened against solid growth last year as well as a reduction in stimulus benefits in China versus the prior year quarter, but are expected to grow in the fourth quarter.  Orders continue to improve for the uninterruptible power supply and precision cooling business.  Margin for this segment expanded 2.4 points to 12.8 percent, due primarily to aggressive cost repositioning actions, lower restructuring expense and a favorable impact from foreign currency transactions.
Climate Technologies demonstrated strong global growth with sales increasing 29 percent in the third quarter.  International growth was 35 percent and U.S. growth was 23 percent.  Underlying sales were up 28 percent and acquisitions added 1 percent.  Strength in Asia continued, with sales up 49 percent compared with the prior year quarter with positive impacts from stimulus programs and recently enacted higher-efficiency standards in China.  U.S. sales growth remained broad-based among residential, refrigeration and commercial end markets.  Europe moved positive and grew 22 percent in the quarter, with strength in refrigeration.  Margin increased 4.4 points to 20.1 percent reflecting benefits from volume leverage, restructuring efforts and lower restructuring expense.
Appliance and Tools sales grew 10 percent in the quarter, including an 8 percent increase in underlying sales and a 2 percent favorable impact from acquisitions.  Sales growth was solid across the professional tools, motors and appliance businesses, partially offset by weakness in residential storage.  Segment margin expanded 4.0 points to 18.0 percent, driven primarily by benefits from restructuring programs and volume leverage.

Balance Sheet / Cash Flow
For the third quarter, operating cash flow was $703 million and capital expenditures were $122 million resulting in free cash flow (operating cash flow less capital expenditures) of $581 million.  Free cash flow was 99 percent of net earnings attributable to Emerson in the quarter.  Operating cash flow for the nine months ended

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in June was $2.0 billion, an increase of 17 percent, primarily driven by increased earnings.
“Our operating management has delivered strong trade working capital performance, as demonstrated by working capital improving to 16.3 percent of sales this quarter,” Farr said.  “Free cash flow remains a priority and we expect a record level of free cash flow and trade working capital as a percent of sales this year.  We are putting that cash to work to strengthen our core businesses and invest for future growth, both internally and with strong strategic acquisitions.  We will remain disciplined in using the strength of our balance sheet as we have historically.  We fully understand it is our responsibility to invest for shareholders to deliver long-term incremental value.”

2010 Outlook
Based on improving business conditions and continued strength in order trends, Emerson now expects full year earnings per share in the range of $2.60 to $2.70.  This does not include any impact from the recently announced offer to purchase Chloride Group PLC or any potential divestitures of LANDesk or our North American motors and controls businesses.  For the year, underlying sales are expected to be approximately flat.  Emerson estimates a 3 percent favorable impact from already completed acquisitions and a 2 percent favorable impact from currency translation, resulting in net sales that are up approximately 4 to 5 percent. Operating profit margin and pretax margin are expected to be in the range of 16.2 to 16.5 percent and 13.3 to 13.7 percent, respectively.

Upcoming Investor Events
Today at 2:00 p.m. EDT (1:00 p.m. CDT), Emerson senior management will discuss the third quarter results during an investor conference call.  All interested parties may listen to the live conference call via the Internet by going to the Investor

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Relations area of Emerson's website at www.Emerson.com/financial and completing a brief registration form.  A replay of the conference call will be available for the next three months at the same location on the website.
On August 31, 2010, Emerson Chief Operating Officer Edward L. Monser will present at the Morgan Stanley Global Industrials Unplugged Conference in New York City.  The presentation will begin at 9:00 a.m. EDT and conclude at approximately 9:40 a.m. EDT.
Details of upcoming events will be posted as they occur on the Events Calendar in the Investor Relations section of the website.

Forward-Looking and Cautionary Statements
Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments.  These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company's most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended June 30,		Percent
	2009	2010	Change

Net sales	$5,091	$5,641	11%
Less: Costs and expenses
Cost of sales	3,253	3,430
SG&A expenses	1,089	1,194
Other deductions, net	131	70
Interest expense, net	65	64
Earnings from continuing operations before income taxes	553	883	59%
Income taxes	155	273
Earnings from continuing operations	$398	$610	53%
Discontinued operations, net of tax	-	(9)
Net earnings	$398	$601	51%
Less: Noncontrolling interests in earnings of subsidiaries	11	16
Net earnings attributable to Emerson	$387	$585	51%

Diluted avg. shares outstanding	754.7	757.7

Diluted earnings per share attributable to Emerson:
Earnings from continuing operations	$0.51	$0.78	53%
Discontinued operations	-	(0.01)
Diluted earnings per common share	$0.51	$0.77	51%

Earnings attributable to Emerson:
Earnings from continuing operations	$387	$594
Discontinued operations	-	(9)
Net earnings attributable to Emerson	$387	$585

	Quarter Ended June 30,
	2009	2010
Other deductions, net
Rationalization of operations	$83	$27
Amortization of intangibles	31	44
Other	23	(1)
(Gains)/losses, net	(6)	-
Total	$131	$70

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TABLE 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Nine Months Ended June 30,		Percent
	2009	2010	Change

Net sales	$15,593	$15,796	1%
Less: Costs and expenses
Cost of sales	9,922	9,682
SG&A expenses	3,401	3,585
Other deductions, net	321	255
Interest expense, net	157	196
Earnings from continuing operations before income taxes	1,792	2,078	16%
Income taxes	541	607
Earnings from continuing operations	$1,251	$1,471	18%
Discontinued operations, net of tax	-	(15)
Net earnings	$1,251	$1,456	16%
Less: Noncontrolling interests in earnings of subsidiaries	33	41
Net earnings attributable to Emerson	$1,218	$1,415	16%

Diluted avg. shares outstanding	759.8	756.9

Diluted earnings per share attributable to Emerson:
Earnings from continuing operations	$1.60	$1.88	18%
Discontinued operations	-	$ (0.02)
Diluted earnings per common share	$1.60	$1.86	16%

Earnings attributable to Emerson:
Earnings from continuing operations	$1,218	$1,430
Discontinued operations	-	(15)
Net earnings attributable to Emerson	$1,218	$1,415

	Nine Months Ended June 30,
	2009	2010
Other deductions, net
Rationalization of operations	$190	$101
Amortization of intangibles	78	124
Other	88	33
(Gains)/losses, net	(35)	(3)
Total	$321	$255

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TABLE 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	June 30,
	2009	2010
Assets
Cash and equivalents	$1,382	$3,424
Receivables, net	3,720	3,793
Inventories	2,062	2,114
Other current assets	554	627
Total current assets	7,718	9,958
Property, plant & equipment, net	3,475	3,289
Goodwill	6,976	7,596
Other	2,155	2,115

	$20,324	$22,958

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$837	$2,290
Accounts payable	1,824	2,228
Accrued expenses	2,308	2,616
Income taxes	24	123
Total current liabilities	4,993	7,257
Long-term debt	4,464	4,586
Other liabilities	2,057	2,026
Total equity	8,810	9,089

	$20,324	$22,958

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TABLE 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Nine Months Ended June 30,
	2009	2010
Operating Activities
Net earnings	$1,251	$1,456
Depreciation and amortization	542	605
Changes in operating working capital	69	28
Pension funding	(263)	(209)
Other	135	142
Net cash provided by operating activities	1,734	2,022

Investing Activities
Capital expenditures	(388)	(300)
Purchases of businesses, net of cash and equivalents acquired	(735)	(1,372)
Other	18	17
Net cash used in investing activities	(1,105)	(1,655)

Financing Activities
Net increase in short-term borrowings	40	1,747
Proceeds from long-term debt	1,254	601
Principal payments on long-term debt	(680)	(50)
Dividends paid	(749)	(756)
Purchases of treasury stock	(718)	(71)
Other	(94)	109
Net cash provided by (used in) financing activities	(947)	1,580

Effect of exchange rate changes on cash and equivalents	(77)	(83)

Increase (decrease) in cash and equivalents	(395)	1,864

Beginning cash and equivalents	1,777	1,560

Ending cash and equivalents	$1,382	$3,424

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TABLE 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended June 30,
	2009	2010
Sales
Process Management	$1,481	$1,511
Industrial Automation	813	956
Network Power	1,330	1,418
Climate Technologies	859	1,106
Appliance and Tools	771	850
	5,254	5,841
Eliminations	(163)	(200)
Net Sales	$5,091	$5,641

	Quarter Ended June 30,
	2009	2010
Earnings
Process Management	$220	$311
Industrial Automation	47	122
Network Power	137	182
Climate Technologies	135	221
Appliance and Tools	108	152
	647	988
Differences in accounting methods	48	52
Corporate and other	(77)	(93)
Interest expense, net	(65)	(64)
Earnings from continuing operations before income taxes	$553	$883

	Quarter Ended June 30,
	2009	2010
Rationalization of operations
Process Management	$18	$6
Industrial Automation	13	11
Network Power	32	5
Climate Technologies	14	4
Appliance and Tools	6	1
Total Emerson	$83	$27

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TABLE 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Nine Months Ended June 30,
	2009	2010
Sales
Process Management	$4,512	$4,321
Industrial Automation	2,876	2,699
Network Power	4,095	4,150
Climate Technologies	2,284	2,798
Appliance and Tools	2,269	2,341
	16,036	16,309
Eliminations	(443)	(513)
Net Sales	$15,593	$15,796

	Nine Months Ended June 30,
	2009	2010
Earnings
Process Management	$776	$768
Industrial Automation	313	301
Network Power	397	545
Climate Technologies	258	497
Appliance and Tools	248	396
	1,992	2,507
Differences in accounting methods	145	147
Corporate and other	(188)	(380)
Interest expense, net	(157)	(196)
Earnings from continuing operations before income taxes	$1,792	$2,078

	Nine Months Ended June 30,
	2009	2010
Rationalization of operations
Process Management	$26	$22
Industrial Automation	25	44
Network Power	82	21
Climate Technologies	36	9
Appliance and Tools	21	5
Total Emerson	$190	$101

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TABLE 7
Reconciliations of Non-GAAP Financial Measures
The following reconciles Non-GAAP measures with the most directly comparable GAAP measure (dollars in millions):

Forecast FY2010 Net Sales
Underlying Sales (Non-GAAP)	~(1%) to 0%
Currency Translation	+2 pts
Completed Acquisitions	+3 pts
Net Sales	~ +4% to +5%

Forecast FY2010 Operating Profit
Operating Profit (Non-GAAP)	~$3,505 – 3,600
Operating Profit Margin % (Non-GAAP)	16.2% - 16.5%
Interest Expense and Other Deductions, Net	~($610 - 620)
Pretax Earnings	~ $2,885 - 2,990
Pretax Earnings Margin %	13.3% - 13.7%

Operating Profit	Q3 2009	Q3 2010
Net Sales	$5,091	$5,641
Cost of Sales	3,253	3,430
SG&A Expenses	1,089	1,194
Operating Profit (Non-GAAP)	749	1,017
Operating Profit Margin % (Non-GAAP)	14.7%	18.0%
Other Deductions, Net	131	70
Interest Expense, Net	65	64
Pretax Earnings	$553	$883
Pretax Earnings Margin %	10.9%	15.7%

Cash Flow	Q3 2009	Q3 2010
Operating Cash Flow	$916	$703
Capital Expenditures	116	122
Free Cash Flow (Non-GAAP)	$800	$581

Net Earnings Attributable to Emerson		$585
% of Net Earnings
Operating Cash Flow		120%
Capital Expenditures		(21)%
Free Cash Flow (Non-GAAP)		99%

All amounts above are GAAP financial measures, except as noted

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